From: Stephen J Nelson [mailto:sjnelson@nelsonlf.com]
Sent: Friday, May 02, 2008 11:15 AM
To: Virginia Sourlis
Cc: R. Cromwell Coulson; Liz Heese; Mike Vasilios; Timothy Ryan
Subject: Re: 1 year - reconsideration

Virginia,

Pink OTC Markets has carefully considered the procedures that should be adopted with respect to attorneys on the prohibited list that wish to have their names removed.  The following procedures have been adopted:

The names will remain on the list for five years.  At the end of five years, they will be removed automatically.  The purpose of the list was to make appropriate disclosure to issuers so that time and money will not be wasted when an issuer employs an attorney to render an opinion that Pink OTC Markets will not accept.  It is believed that five years is an appropriate length of time to avoid this waste of resources.

Pink OTC Markets will not accept opinions from attorneys that have been removed automatically from the prohibited list after the five year interval.  Attorneys formerly on the prohibited list that wish to be considered for the purpose of providing opinions to Pink OTC Markets must submit a written request accompanied by three written recommendations from three law firms currently serving as DADs.  The written request, and the DAD recommendations, should explain how the formerly prohibited attorney’s conduct and procedures have changed so that there will be no recurrence of the conduct that led to the original prohibition.

I hope this is helpful.

Very truly yours,

—
Stephen J. Nelson, Esq.
The Nelson Law Firm, LLC
White Plains Plaza
One North Broadway
White Plains, NY 10601
Telephone:  (914) 220-1910
Cell:   (914) 262-3939
Fax:  (914) 220-1911
sjnelson@nelsonlf.com
www.thenelsonlawfirm.com

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